NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the Ordinary Shares of Mallinckrodt plc (the "Company") from listing and registration on the Exchange at the opening of business on September 18, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Ordinary Shares are no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 1003(c)(iii) of the NYSE American Company Guide in light of the disclosure on August 28, 2023 that the Company and certain of its subsidiaries initiated voluntary prepackaged Chapter 11 proceedings in the U.S. Bankruptcy Court for the District of Delaware. NYSE Regulation noted that the Company's Restructuring Support Agreement, entered into on August 23, 2023, provides for the cancellation of the Company's Ordinary Shares for no consideration. On August 28, 2023, the Exchange determined that the Ordinary Shares should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Ordinary Shares from listing and registration on the NYSE American. The Company was notified on August 28, 2023. Pursuant to the above authorization, a press release announcing the initiation of delisting proceedings and the suspension of trading in the Ordinary Shares was issued and posted on the Exchange's website on August 28, 2023, and trading in the Ordinary Shares was immediately suspended. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Ordinary Shares, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such a request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.